Exhibit 99.1

MeadWestvaco Corporation
Global Headquarters
501 South 5th Street
Richmond, VA 23219-0501
+1 804.444.6397 T
www.mwv.com

PRESS RELEASE

Media Contact	Investor Relations
Tucker McNeil or Scott Openshaw tel: +1 804-444-6397 mediainquiries@mwv.com	Jason Thompson tel: +1 804-444-2556

MWV Completes Spin-Off and Merger of Consumer & Office Products Business

with ACCO Brands Corporation

RICHMOND, Va., May 1, 2012—MeadWestvaco Corporation (NYSE: MWV), a global leader in packaging solutions, today announced it has completed the spin-off and merger of its Consumer & Office Products business with ACCO Brands Corporation (NYSE: ACCO).

As a result of the transaction, in addition to retaining the shares of MeadWestvaco Corporation common stock they currently own, MeadWestvaco Corporation stockholders received today 0.32986547 shares of ACCO Brands for each share of MeadWestvaco Corporation they owned of record as of April 24, 2012. No fractional shares of ACCO Brands Corporation were issued, and MeadWestvaco Corporation stockholders received cash in lieu of any fractional shares. Under the terms of the transaction, including a working capital adjustment, MeadWestvaco received $433 million on a tax-free basis, subject to post-closing adjustments.

“By spinning off the Consumer & Office Products business and merging it with ACCO Brands, we have created an industry leader in consumer and office products,” said John A. Luke, Jr., chairman and chief executive officer. “This transaction creates substantial value for both companies’ stockholders, and enhances MWV’s focus on packaging solutions for the world’s leading brands.”

For more information please visit: http://phx.corporate-ir.net/phoenix.zhtml?c=111517&p=irol-merge

About MWV

MeadWestvaco Corporation (NYSE: MWV), provides packaging solutions to many of the world’s most-admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, and tobacco industries. The company’s businesses also include Specialty Chemicals, and the Community Development and Land Management Group, which sustainably manages the company’s land holdings to support its operations, and to provide for conservation, recreation and development opportunities. With 15,000 employees worldwide, MWV operates in 30 countries and serves customers in more than 100 nations. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for eight consecutive years. For more information, please visit www.mwv.com.

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